Exhibit 99.1

AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 (this “Amendment”) to the Agreement and Plan of Merger, dated as of May 16, 2006 (the “Merger Agreement”), by and among The Sands Regent, a Nevada corporation (the “Company”), Herbst Gaming, Inc., a Nevada corporation (“Parent”), and HGI-Casinos, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), is entered into as of this 24th day of August, 2006 with reference to the following facts:

WHEREAS, in accordance with Section 8.4 of the Merger Agreement, the respective Boards of Directors of Parent, Merger Sub and the Company each have determined it to be appropriate and advisable to amend certain provisions of the Merger Agreement to comply with certain consolidated putative stockholder class actions.

WHEREAS, defined terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in or incorporated by reference into this Amendment and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Amendments.  The Merger Agreement hereby is amended as set forth below:

(a)           Section 7.2(b) of the Merger Agreement is hereby deleted in its entirety and replaced by the following text:

“The Company shall pay, or cause to be paid, to Parent an amount equal to Four Million Dollars ($4,000,000) (the “Termination Fee”), less any Parent Expense Reimbursement previously paid pursuant to Section 7.2(c):”

(b)           Section 5.4(d)(x)(D) of the Merger Agreement is hereby deleted in its entirety and replaced by the following text:

“the Company has provided Parent prior written notice of its intent to take any such action at least two Business Days prior to taking such action, or (y) enter into an agreement relating to an Acquisition Proposal that constitutes a Superior Proposal upon termination of this Agreement in accordance with Section 7.1(d)(i) and concurrent payment of the Termination Fee pursuant to section 7.2(a)(iii).”

2.             No Further Amendments.  Except as expressly amended pursuant to Section 1 hereof, the remaining terms of the Merger Agreement are and remain in full force and effect in accordance with their terms, notwithstanding the execution and delivery of this Amendment.

3.             Counterparts.  This Amendment may be executed by facsimile in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.  This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective duly authorized officers as of the day and year first written above.

HERBST GAMING, INC.

By:		/s/Edward J. Herbst
	Name:	Edward J. Herbst
	Title:	Chairman, Chief Executive Officer and
President

HGI-CASINOS, INC.

By:		/s/Edward J. Herbst
	Name:	Edward J. Herbst
	Title:	Chairman, Chief Executive Officer and
President

THE SANDS REGENT

By:		/s/Ferenc B. Szony
	Name:	Ferenc B. Szony
	Title:	Chief Executive Officer